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                                   Exhibit 1


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                                                                       EXHIBIT 1

                                            CERTAIN CONFIDENTIAL INFORMATION IN
                                            THIS EXHIBIT DENOTED BY ASTERISKS
                                            HAS BEEN REDACTED PURSUANT TO
                                            17 C.F.R. SUBSECTION 200.80(b)(4),
                                            200.83 AND 240.24b-2


                         AGREEMENT FOR PURCHASE AND SALE
                                    OF ASSETS


      THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS ("Agreement") is made and entered into this 2nd day of October, 1996 (the "Effective Date") by and between Microsoft Corporation, a Washington corporation ("Microsoft"), and Rational Software Corporation, a Delaware corporation ("Rational").

      The parties hereby agree as follows:

1.    DEFINITIONS

      1.1 "Visual Test Product" means that certain computer software product known as Microsoft Visual Test 4.0, as well as all prior versions thereof, foreign language translations thereof, and any and all work-in-progress related to updates or new versions thereof, in both machine readable and human readable form, related Documentation, and all goodwill associated therewith.

      1.2 "Derivative Work" means any translation (including any translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which the Visual Test Product has been recast, transformed, or adapted.

      1.3 "Documentation" means the software and firmware listings, commented source code, system build software and instructions related to the Visual Test Product in the possession or under the control of Microsoft, and the user, technical, and business documentation related to the Visual Test Product in the possession or under the control of Microsoft in both machine readable and human readable form.

      1.4 "Competitive Product" means a Microsoft product that is designed and marketed to compete directly with the Visual Test Product in the market for software testing tools.

      1.5 "Closing" means the consummation of the purchase of Assets (as defined below) as contemplated under Section 2 of this Agreement. Closing shall occur as soon as is reasonably practicable after satisfaction or written waiver of the conditions set forth in Sections 15 and 16 hereof, provided that the Closing shall not occur before October 1, 1996.

       1.6 "IDE" means the object code form of the Microsoft Integrated Development Environment which is described in Schedule 1.6 attached hereto.

      1.7 "Non-Patent Intellectual Property" means copyright, trademark, trade secret, and any other proprietary rights, excluding Patents (as defined below).

      1.8 "Patents" mean any and all patents and applications worldwide (including utility models, issued or issuing from applications) under which either party or any of its subsidiaries now has or hereafter obtains the right to license to, or grant immunity from suit to, the other party. The term "Patent(s)" shall include all extensions, divisionals, continuations, continuations-in-part,


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reexaminations and reissue patents as well as patent applications, to the extent rights attach to such applications.

      1.9 "Rational Updated Visual Test Products" means subsequent versions of the product developed by Rational based on the currently-shipping Visual Test
4.0. These versions will include bug fixes, updates, and enhancements (both minor and significant) reflecting new versions of the operating system, integrated development environment, and new controls added to the Windows environment. Entirely new functional areas in the product which are developed by Rational are not included; however, Rational agrees to offer Microsoft commercially favorable terms for site licenses covering such excluded functionality .

2.    PURCHASE OF ASSETS; MICROSOFT'S DISTRIBUTION

      2.1 Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Microsoft agrees to sell, grant, and assign to Rational, and Rational agrees to purchase and accept from Microsoft, all of Microsoft's right, title, and interest in and to the following assets (the "Assets"):

             (a) the Visual Test Product; and

             (b) all Non-Patent Intellectual Property rights embodied in the assets described in (a) above, including the name "Visual Test," and all registrations, applications, and rights to apply for, register, and own any copyrights embodied in the Visual Test Product.

       2.2 Delivery. Microsoft will deliver the Assets to Rational in California or will ship the Assets to Rational in California by means of facilities operated by Microsoft or for delivery by Microsoft to a carrier (common or contract) F.O.B. destination for shipment to Rational in California.

       2.3 Inventory. Notwithstanding Section 2.1 of this Agreement, Microsoft shall retain all right, title and interest in and to all copies of the retail version of Visual Test Product that are in Microsoft's inventory as of the Closing (the "Inventory"), provided that within five (5) days after the Closing, Microsoft delivers all such Inventory to Rational for resale to end users through Rational's usual distribution channels. Rational's right to resell such Inventory shall terminate on the earlier of (i) ninety (90) days following the Closing, or (ii) the date on which Rational first commercially distributes a Visual Test Product under Rational's name. Such Inventory shall be deemed accepted by Rational upon receipt from Microsoft unless it is damaged. Rational shall return damaged product to Microsoft no later than fifteen (15) days after receipt. As consideration for the rights described herein, Rational shall pay
Microsoft an amount equal to [    *    ] multiplied by the total number of
copies of the Visual Test Product that are included in the Inventory, less any credit for damaged product, no later than thirty (30) days after the date that Rational receives such Inventory from Microsoft.

      Rational shall have the obligation to provide support to end users of the Inventory and notify end users that Rational shall provide such support instead of Microsoft. Rational's efforts to notify end users regarding their support shall include, but not necessarily be limited to, (a) placing a sticker in a form reasonably satisfactory to Microsoft on each retail box with a brief statement to the effect that Rational shall provide support for the product included in the box, (b) identifying specific telephone numbers for customer service and support calls, and (c) placing a notice on Rational's Worldwide Web site with information about customer support for the product.

      Microsoft also grants Rational a right to attach other stickers on the outside of the retail boxes with information about Rational and future releases of the Visual Test Product, provided that such stickers do not cover up any of the text on the retail boxes and do not state or suggest that the product in the retail box is a Rational product.


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      2.4 Scope of Rights. Except as described in Section 2.3, all of
Microsoft's right, title, and interest in and to the Assets shall be delivered to Rational by Microsoft at the Closing.

3.    FURTHER ASSURANCES

At Rational's request, whether at or after the Closing, Microsoft shall execute and deliver such instruments and take such other action as may be requested by Rational to perfect or protect Rational's rights in the Assets. In this regard, Microsoft agrees to cooperate with Rational in the assignment, filing, or prosecution of any copyright registrations or other documentation necessary to perfect the Non-Patent Intellectual Property rights that Microsoft has filed prior to the Closing, or that Rational may elect to file following the Closing, with respect to the Assets.

4.    LIABILITIES NOT ASSUMED

Rational does not assume any liabilities or obligations of Microsoft pursuant to this Agreement or otherwise, whether such liabilities or obligations are known or unknown, actual or contingent, asserted or not, and Microsoft shall indemnify Rational pursuant to Section 19 hereof for any claims against Rational related to the ownership or use of the Assets prior to Closing.

5.    PURCHASE PRICE

As the consideration for the sale of the Assets, Rational shall at the Closing pay to Microsoft Twenty-Three Million Dollars ($23,000,000) (the "Purchase Price") payable by cashier's check or by wire transfer of immediately available funds to an account designated in writing by Microsoft on or before the second business day prior to the date of the Closing.

6.    REPRESENTATIONS AND WARRANTIES OF MICROSOFT

Microsoft hereby makes the following representations and warranties to Rational (subject to such exceptions as are listed on the attached Microsoft's Schedule of Exceptions), which representations and warranties are made for the express purpose of inducing Rational to enter into this Agreement.

      6.1 Organization, Good Standing, and Authority. Microsoft is a corporation duly organized, validly existing, and in good standing under the laws of Washington, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted and to enter into this Agreement and consummate the transactions contemplated thereby, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Microsoft. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Microsoft. This Agreement has been duly executed and delivered by Microsoft and constitutes a valid and binding agreement of Microsoft enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by Microsoft of the transactions contemplated hereby, nor compliance by Microsoft with any of the provisions hereof, will (i) constitute a violation of or default under Microsoft's Articles of Incorporation or Bylaws, or, any contract, instrument, commitment, agreement, understanding, arrangement, or restriction of any kind to which Microsoft is a party, or by which Microsoft or any of the Assets may be bound, or (ii) violate any rule, regulation, law, statute, ordinance, judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Microsoft or any of



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the Assets. As used in this Agreement, "Business Condition" with respect to any entity shall mean the business, financial condition, results of operations, assets, or prospects (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity.

      6.2 Title to Assets. Microsoft holds good and marketable title to, and owns all right, title and interest in, the Assets, and the Assets are not subject to any mortgage, pledge, lien, assignment for security, conditional sale, or other title retention agreement, lease, encumbrance, charge, security interest, or other interest or claim of any kind or character. The Visual Test Product does not infringe upon any copyrights, trade secret rights, or other Non-Patent Intellectual Property, and to the best knowledge of Microsoft, any patent rights, of any third party, and no claim of any such infringement has been made, or to the best knowledge of Microsoft, is threatened against Microsoft. To the best knowledge of Microsoft, Microsoft's employees, consultants, contractors, partners, or agents who have been involved in the development of the Assets have signed an agreement with Microsoft conveying or agreeing to convey all proprietary rights in the Assets to Microsoft and agreeing to maintain in confidence all trade secrets embodied in the Assets. With respect to all subject matter, including ideas, inventions, creations, works, processes, designs, and methods that Microsoft will disclose or convey to Rational in connection with the sale of the Assets, Microsoft warrants that to the best of its knowledge, it either owns such subject matter or has the right to make such disclosure or conveyance without liability to others.

      6.3 Business Relations. There are no pending, or to the best of Microsoft's knowledge, threatened disputes or controversies relating to the Assets with manufacturers, suppliers, customers, or others having business relations with Microsoft.

      6.4 Litigation. No litigation proceeding (administrative or otherwise), investigation, or controversy arising out of the business or activities of Microsoft is pending before any court or governmental agency which would jeopardize Rational's title to the Assets. To the best of Microsoft's knowledge, no such litigation, proceeding, investigation, or controversy is threatened or anticipated. Microsoft is not in default with respect to any judgment, order, writ, injunction, or decree of any court or governmental agency related to the Assets, and there are no unsatisfied judgments against Microsoft which relate to or affect the Assets.

      6.5 "Visual Test" Name. Notwithstanding anything herein to the contrary, Microsoft makes no representations regarding its right to the name "Visual Test," and its sale of such name to Rational is in the nature of a quit claim sale. Microsoft will not object to Rational's use of the name "Visual Test."

      6.6 Disclosure. The information that has been furnished by Microsoft to Rational in connection with the transactions contemplated hereby does not include any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements contained therein no misleading.

7.    REPRESENTATIONS AND WARRANTIES OF RATIONAL

Rational hereby makes the following representations and warranties to Microsoft (subject to such exceptions as are listed on the attached Rational's Schedule of Exceptions), which representations and warranties are made for the express purpose of inducing Microsoft to enter into this Agreement.




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      7.1 Organization, Good Standing, and Authority. Rational is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and to enter into this Agreement and consummate the transactions contemplated thereby, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Rational. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rational. This Agreement has been duly executed and delivered by Rational and constitutes a valid and binding agreement of Rational enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by Rational of the transactions contemplated hereby, nor compliance by Rational with any of the provisions hereof, will (i) constitute a violation of or default under, any contract, instrument, commitment, agreement, understanding, arrangement, or restriction of any kind to which Rational is a party, or by which Rational may be bound, or (ii) violate any rule, regulation, law, statute, ordinance, judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Rational.

      7.2 Disclosure. The information that has been furnished by Rational to Microsoft in connection with the transactions contemplated hereby does not include any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements contained therein no misleading

      7.3 Title to Rational Updated Visual Test Products. Upon Closing and partly in reliance on the representations and warranties of Microsoft in Section
6.2 above, Rational will hold good and marketable title to the Rational Updated Visual Test Products licensed to Microsoft pursuant to Section 10 below, and Rational Updated Visual Test Products will not (i) be subject to any mortgage, pledge, lien, assignment for security, conditional sale, or other title retention agreement, lease, encumbrance, charge, security interest, or other interest or claim of any kind or character, or (ii) infringe upon any patent rights, copyrights, trade secret rights, or other proprietary rights of others.

8.    BROKER'S AND FINDER'S FEES

Each party represents that it has not engaged any broker or finder in connection with this transaction.

9.    NON-EXCLUSIVE LICENSE TO IDE

      9.1 Development License to IDE. Microsoft hereby grants to Rational a
[    *    ] non-exclusive, non-transferable worldwide right and license for a period of five (5) years following the Closing to make and use an unlimited number of copies of the IDE solely for internal use at Rational in connection with the integration of Rational products with the IDE.



      9.2 Distribution License to IDE. Microsoft hereby grants to Rational a
[    *    ] non-exclusive, non-transferable worldwide right and license for a period of five (5) years following the Closing to reproduce, license and distribute, and have reproduced, licensed and distributed, to and by third parties, the IDE solely as part of Rational products.


      9.3 Conditions to License. The license grants set forth in Section 9.1 and
Section 9.2 are specifically conditioned upon Rational's continued fulfillment of the following conditions:


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                  (a) Rational shall not reverse engineer, disassemble or
           decompile the IDE;

                  (b) Rational shall only license the IDE as part of a Rational product that adds significant and primary functionality to the IDE and not on a stand alone basis;

                  (c) Rational shall not grant end users of Rational products a right to further license or distribute the IDE;

                  (d) Microsoft is preparing a document tentatively entitled
            "DevStudio Package Partner Release Criteria" and will provide a copy of it to Rational when it is completed. Rational agrees that it will follow all the requirements set forth therein. Rational acknowledges that this document will be subject to modification by Microsoft from time to time in order to respond to the reasonable business needs of Microsoft;

                  (e) Rational shall only access documented function calls when integrating the IDE into Rational products;

                  (f) Rational shall distribute every copy of Rational products that include the IDE with an end-user license agreement that protects Microsoft and its intellectual property rights in a manner that is at least as restrictive and comprehensive as the most current Microsoft end user license agreement for Microsoft Visual Test 4.0.

10.   RIGHTS GRANTED TO MICROSOFT

      10.1 License to Microsoft. Effective upon the Closing, Rational grants to
Microsoft a [    *    ] non-exclusive, perpetual, irrevocable right and
license to: (a) use, reproduce and modify the Visual Test Product in source code form for the purpose of creating Derivative Works; and (b) reproduce and use an unlimited number of copies of the Visual Test Product and Rational Updated Visual Test Products in object code form for internal use at Microsoft.

      10.2 Distribution License. Effective upon the Closing, Rational grants to
Microsoft a [    *    ] non-exclusive, perpetual, irrevocable,
non-transferable right and license to use, reproduce, sublicense and distribute portions of the Visual Test Product and Derivative Works created by Microsoft in object code form as part of Microsoft products that are not Competitive Products.

      10.3 Rational Updated Visual Test Products. For the period commencing on the Closing until (a) the date on which Microsoft begins commercial distribution of a Competitive Product, or (b) five (5) years after Closing, whichever comes first, Rational agrees to deliver to Microsoft at least five (5) copies of all Rational Updated Visual Test Products in object code form for Microsoft's use pursuant to Section 10.1 of this Agreement. Rational shall use its commercially reasonable best efforts to provide Microsoft with early access to such Rational Updated Visual Test Products.

      10.4 Option to Distribute Tool Version. Microsoft shall have an option to
obtain a [   *   ] worldwide right and license from Rational to license and distribute a version of the Rational Visual Test Product to end users of one or more Microsoft development tool products, including Microsoft Visual Basic, Microsoft Visual J++ and Microsoft Visual C++. Such option shall be exercisable by Microsoft for a period of five (5) years from the Closing by delivery of a written

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notice to Rational. Within thirty (30) days after receiving such notice,
Rational shall deliver a proposal to Microsoft of a technical specification and schedule for delivery for such testing product and thereafter the parties shall negotiate the terms in good faith and enter into a definitive license agreement.

11.   LICENSE GRANT TO RATIONAL

Effective as of the Closing, Microsoft grants to Rational a [    *    ]
perpetual, irrevocable, and non-exclusive license under Microsoft Patent rights that would be infringed by the manufacture, use, sale, offer for sale or importation of the Visual Test Product, excluding new features that may be later added by Rational, to use, reproduce, modify and distribute the Visual Test Product and any Rational Updated Visual Test Products created by or for Rational.

12.   MAINTENANCE SERVICES

      12.1 Maintenance. Following the Closing and until (a) the date on which Microsoft begins commercial distribution of a Competitive Product, or (b) [
*    ] after Closing, whichever comes first (the "Maintenance Period"),
Rational will provide Microsoft with internal feature support and maintenance of the Visual Test Product ("Maintenance Services"). The Maintenance Services shall include, but not necessarily be limited to, the following:

             (a) Rational will provide end user support to Microsoft's internal users of current and future versions of the Visual Test Product as created by or for Rational;

             (b) Rational will routinely collect feature requests from designated contacts in Microsoft's organization;

             (c) Rational will use its reasonable best efforts to incorporate feature requests collected pursuant to (b) above into future versions of the Visual Test Product as created by or for Rational, so long as, and only so long as, in Rational's good faith judgment, the incorporation of such feature requests is commercially reasonable for Rational taking into account the related costs, anticipated market demand, and other similar factors deemed relevant by Rational, and to provide Microsoft with early releases of such future versions; and

             (d) Rational will use its reasonable best efforts to commercially release updated versions of the Visual Test Product that exploit new releases of Microsoft's operating system software and tools technology within ninety (90) days of the commercial release of such operating system and tools products and future versions thereof, subject to the condition that in Rational's good faith judgment, such an updated version of the Visual Test Product is commercially reasonable for Rational taking into account the related costs, anticipated market demand, and other similar factors deemed relevant by Rational.

      12.2 Maintenance Fee. In consideration of the delivery of the Maintenance Services by Rational as described in Section 12.1 above, Microsoft will pay
Rational an annual fee of [    *    ] payable by
cashier's check or wire transfer within thirty (30) days following the Closing and each anniversary of the Closing during the Maintenance Period.

      12.3. Early Product Information. In order to assist Rational in providing the Maintenance Services, Microsoft will use its reasonable best efforts to provide Rational with early access to

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relevant information regarding new and updated software products to be commercially released by Microsoft.

13.   CONDUCT OF VISUAL TEST BUSINESS

From the Effective Date until the Closing, Microsoft will carry on its Visual Test Product business in substantially the same manner as heretofore conducted and shall not, except as otherwise contemplated under this Agreement, take any action or fail to take any action which is inconsistent with such past practice and the continuation of the Visual Test Product business as a going concern.

14.   MICROSOFT MARKETING SUPPORT.

For a period of [    *    ] following the Closing, Microsoft will:

             (a) Maintain a pointer on the Microsoft Worldwide Web site directing persons seeking information on the Visual Test Product to Rational's Worldwide Web site;

             (b) Maintain a pointer to the Rational Worldwide Web site from the Microsoft internal sales and product support databases for the Visual Test Product; and

             (c) For as long as Microsoft uses the Visual Test Product as its primary, but not exclusive, tool for internal testing, Rational may, subject to Microsoft's pre-approval, use quotes from internal Microsoft users of the Visual Test Product, and use Microsoft as a customer reference in advertising or other marketing materials.

15.   CONDITIONS PRECEDENT TO OBLIGATIONS OF RATIONAL

Each and every obligation of Rational under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions precedent, except to the extent that Rational shall have waived in writing such satisfaction:

             (a) Each of the representations and warranties made by Microsoft herein shall be true and correct in all material respects at the Closing with the same effect as though made on and as of the Closing;

             (b) Microsoft shall have delivered to Rational such bills of sale and other instruments of conveyance and transfer in form reasonably satisfactory to Rational and its counsel, to vest in Rational all of Microsoft's right, title and interest in and to the Assets, free and clear of all liens, security interests or encumbrances of any nature;

             (c) There shall be no pending or threatened governmental or third party action, suit, proceeding or investigation seeking to restrain or questioning the validity or legality of the transactions contemplated hereby; and

             (d) The waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have elapsed and the Federal Trade Commission shall have taken no action to prevent or delay the consummation of the transactions contemplated hereby.



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16.   CONDITIONS PRECEDENT TO OBLIGATIONS OF MICROSOFT

Each and every obligation of Microsoft under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions precedent, except to the extent that Microsoft shall have waived in writing such satisfaction:

             (a) Each of the representations and warranties made by Rational herein shall be true and correct in all material respects at the Closing with the same effect as though made on and as of the Closing;

             (b) Rational shall have delivered to Microsoft the Purchase Price in accordance with Section 5 hereof;

             (c) There shall be no pending or threatened governmental or third party action, suit, proceeding or investigation seeking to restrain or questioning the validity or legality of the transactions contemplated hereby; and

             (d) The waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have elapsed and the Federal Trade Commission shall have taken no action to prevent or delay the consummation of the transactions contemplated hereby.

17.   NONCOMPETITION

Microsoft agrees that except as otherwise provided in Sections 2.3 and 10 above, for a period of two (2) years after the Closing, Microsoft will refrain from, directly or indirectly, developing, marketing, or distributing any Competitive Product.


18.   TRANSITION

      18.1 Microsoft Obligations. Microsoft will use its reasonable best efforts to assist Rational in the orderly transition of ownership of the Assets, such assistance to include, without limitation, the following:

             (a) Microsoft will notify Rational of any orders for the Visual Test Product received by Microsoft after the Closing and will notify the persons who place such orders to contact Rational.. Orders received prior to Closing will be filled by Microsoft and Microsoft will have the right to retain any associated revenues;

             (b) Microsoft will provide Rational with information in its possession regarding dealers of the Visual Test Product and the purchase history of such dealers over the two (2) years prior to the Closing, and will assist Rational in communicating the transfer of ownership of the Visual Test Product to this sales channel;

             (c) As promptly as practicable following the Closing, Microsoft will deliver to Rational the information in Microsoft's registered user base for the Visual Test Product covering users in North America, Japan, and portions of Europe, to permit Rational to conduct promotional mailings or telemarketing promotions. Microsoft will also identify Rational as its preferred provider of testing solutions to such registered user base.


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             (d) Microsoft will participate in joint press announcements with
Rational regarding the purchase and sale of the Visual Test Product as mutually agreed by the parties;

             (e) Prior to the Closing, Microsoft will give Rational access to the problem tracking and reporting databases maintained by Microsoft for the Visual Test Product, and as promptly as practicable following the Closing, Microsoft will transfer such databases to Rational; and

             (f) During the period commencing on the day of Closing and ending one hundred eight (180) days thereafter, Microsoft will provide Rational with up to sixty (60) hours of on-site or telephone access to certain of Microsoft's software engineers with extensive knowledge of the Visual Test Product, and will designate a Visual Test Program Manager to be Rational's point of contact for all support issues related to the Visual Test Product for twelve (12) months following the Closing.

             (g) Microsoft will forward any customer registration information it receives from customers who acquire copies of the Visual Test Product following the Closing, and will refer any support calls received from such customers to Rational.

      18.2 Rational Obligations. During the two (2) years following the Closing,
Rational shall grant a non-exclusive, [    *    ] license to any improvements,
updates, or new versions of the Visual Test Product commercially released by Rational (collectively, "Improvements') to up to twelve (12) Microsoft customers who have licensed the Visual Test Product under Microsoft's large-volume customer licensing program known as "Select;" provided that Rational's obligation under this Section 18.2 shall apply only to those Select licensees whose identity is provided to Rational within sixty (60) days following the Closing, and as to each such licensee, Rational's obligation shall extend only until such time as such licensee's Select agreement with Microsoft expires. Each such former Microsoft customer shall be entitled to receive a license to that number of copies of any given Improvement equal to the number of copies of the Visual Test Product that such customer originally licensed from Microsoft.


19.   INDEMNIFICATION

      (a) Each party (an "Indemnifying Party") shall indemnify and hold harmless the other and its affiliates and the respective agents, employees, officers, directors, and shareholders of such party and its affiliates (collectively, an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, and expenses, including, without limitation, and as incurred, out-of-pocket costs of investigating, preparing, or defending any claim (collectively, "Losses") based upon, arising out of, or otherwise due to any breach or violation of any of the representations, warranties, covenants, or agreements of the Indemnifying Party contained in this Agreement.

      (b) The Indemnified Party shall notify the Indemnifying Party of any claim to be asserted under this Agreement against the Indemnifying Party as soon as practicable after the Indemnified Party receives notice of or otherwise has actual knowledge of such claim, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify the claim being asserted, and the Indemnifying Party shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim; provided that the Indemnifying Party shall treat all such information, if not in the public domain, as confidential, exercising the same degree of care with respect thereto as exercised with respect to such Indemnifying Party's own confidential information.


[*] CERTAIN CONFIDENTIAL INFORMATION ON THIS
    PAGE HAS BEEN OMITTED AND FILED SEPARATELY
    WITH THE SECURITIES AND EXCHANGE COMMISSION.

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      (c) Promptly after receipt by the Indemnified Party of notice of the commencement by any third party of any inquiry, examination, action, suit, or proceeding ("Proceeding") which might result in the Indemnifying Party becoming obligated to indemnify or make any other payment under this Agreement, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Agreement, notify the Indemnifying Party forthwith in writing of the commencement thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party. In any such Proceeding, the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such Proceeding (including impleaded parties) include both the Indemnified Party and the Indemnifying Party, and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; in either case, such separate counsel may be retained by the Indemnified Party at the Indemnifying Party's expense. To the extent that the settlement of such Proceeding, the defense of which has been assumed by the Indemnifying Party, involves the payment of money, the Indemnifying Party shall have the right to settle those aspects of the Proceeding dealing only with the payment of money. Notwithstanding the foregoing, in connection with any such defense or settlement, the Indemnifying Party shall not enter into a consent decree involving injunctive relief or consent to injunction without the Indemnified Party's prior written consent, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate, and shall use its best efforts to cause its employees and the employees of any of its respective affiliates to cooperate, with the Indemnifying Party in the defense of any Proceeding assumed by the Indemnifying Party.

20.   TRANSFER AND OTHER TAXES

      Rational shall reimburse Microsoft for any and all transfer, sales, use, or similar tax assessed or otherwise imposed by any nation, state, county, city, or political subdivision thereof arising out of or related to the transactions contemplated by this Agreement, notwithstanding any legal requirement or theory which would impose such tax on Microsoft. Rational further agrees to indemnify, defend, and hold Microsoft harmless against any reasonable expenses incurred by Microsoft as a result of Rational's failure to promptly discharge its responsibilities under this section. Microsoft will cooperate with Rational in discharging the aforementioned duties and will make its records and employees available to the extent required by Rational to reasonably discharge its duties pursuant to this section. Furthermore, Rational shall not be responsible for any income, business, occupation, withholding, or similar tax of Microsoft of any kind arising out of or related to the transactions contemplated by this Agreement.

21.   OTHER PROVISIONS

      21.1 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Washington. The parties agree that the venue of any suit or action between the parties will be in King County, Washington.

      21.2 Waiver. Any party may, at its option, waive only by written notice, any and all of the conditions to which its obligations under this Agreement are subject. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. All remedies provided herein or otherwise available (including at law or in equity) shall be cumulative. The waiver or non-enforcement of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be legally operative unless in writing and signed by the party to be bound.

      21.3 Attorneys' Fees. In any suit or action brought to enforce this Agreement, the exhibits attached hereto or any other signed instrument referred to herein, or to obtain an adjudication, declaratory or otherwise, of rights hereunder or thereunder, the losing party shall pay to the prevailing party reasonable attorneys' fees and all other costs and expenses which may be incurred by the prevailing party in such action.




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      21.4 Amendment and Modifications. The parties may amend, modify, or supplement this Agreement in such manner as may be agreed upon but only in a writing singed on behalf of each of the parties hereto.

      21.5 Entire Agreement. This Agreement constitutes the entire agreement among the undersigned and supersedes all prior agreements and understandings, oral and written, among the undersigned with respect to the subject matter hereof.

      21.6 Expenses. Except as otherwise provided herein, the parties shall pay their respective expenses incurred in connection with the preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.

      21.7 Survival of Representations and Warranties. All representations, warranties, covenants, and agreements made by the parties in the Agreement shall survive the execution and closing of the transactions contemplated hereby.

      21.8 Notices, Etc. All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given on the day they are (i) deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (ii) sent by air express courier, charges prepaid, and addressed as follows:

         If to Microsoft:        Microsoft Corporation
                                 One Microsoft Way
                                 Redmond, WA 98052-6399
                                 Attention: Keith Dolliver
                                 Telephone No.: (206) 882-8080
                                 Facsimile No.: (206) 869-1327

         With a copy to:         Microsoft Corporation
                                 One Microsoft Way
                                 Redmond, WA 98052-6399
                                 Attention: Law and Corporate Affairs
                                 Telephone No.: (206) 882-8080
                                 Facsimile No.: (206) 869-1327

         If to Rational:         Rational Software Corporation
                                 2800 San Tomas Expressway
                                 Santa Clara, CA  95051-0951
                                 Attention: Joe Marasco
                                 Telephone No.: 408 496 3679
                                 Facsimile No.:  408 496 3974

      21.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective subsidiaries, successors, and assigns.

      21.10 Invalidity. The invalidity or unenforceability of any term or provision of this Agreement or the application of such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement or its application to other persons and circumstances, and the remaining terms and provisions shall remain in full force and effect.




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      21.11 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall together constitute one agreement. Facsimile signatures may be used on any counterpart with immediate effectiveness, provided that the original counterpart is promptly delivered to the other party.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

MICROSOFT CORPORATION                   RATIONAL SOFTWARE CORPORATION



------------------------------          ------------------------------
By                                      By


------------------------------          ------------------------------
Name (Print)                            Name (Print)


------------------------------          ------------------------------
Title                                   Title




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                                  SCHEDULE 1.6

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[*] CERTAIN CONFIDENTIAL INFORMATION ON THIS
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                                      [*]


[*] CERTAIN CONFIDENTIAL INFORMATION ON THIS
    PAGE HAS BEEN OMITTED AND FILED SEPARATELY
    WITH THE SECURITIES AND EXCHANGE COMMISSION.




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